[CIK]      0000914670
[NAME]     CORRECTIONAL SERVICES CORPORATION


                      CORRECTIONAL SERVICES CORPORATION

                   Amended List of Significant Subsidiaries


Name

CSC Management de Puerto Rico, Inc.


Place of Incorporation

Commonwealth of Puerto Rico


d/b/a

CSC Management de Puerto Rico, Inc.